Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 13E-3

(Form Type)

Keypath Education International, Inc.

Karpos Intermediate, LLC

Karpos Merger Sub, Inc.

AVI Mezz Co., L.P.

Sterling Capital Partners IV, L.P.

SCP IV Parallel, L.P.

Sterling Kapos Holdings, LLC

M. Avi Epstein

R. Christopher Hoehn-Saric

(Exact Name of Registrant and Name of Persons Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee

Fees to be Paid	$130,594,866.97	(1)(2)	0.00014760	$19,275.80	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$130,594,866.97
Total Fees Due for Filing				$19,275.80
Total Fees Previously Paid				$0
Total Fee Offsets				$19,275.80
Net Fee Due				$0

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		PREM14A	000-56641	June 25, 2024		$19,275.80
Fee Offset Sources	Keypath Education International, Inc.	PREM14A	000-56641		June 25, 2024		$19,275.80

(1)	Aggregate number of securities to which transaction applies: As of June 24, 2024, the maximum number of shares of common stock, $0.01 par value per share (“Keypath common stock”), of Keypath Education International, Inc. (“Keypath”) (including shares of Keypath common stock that are underlying Keypath CHESS depositary interests (“Keypath CDIs”)) is estimated to be 224,043,347, which consists of: (a) 214,694,686 shares of Keypath common stock (including shares of Keypath common stock that are underlying Keypath CDIs) entitled to receive the per share merger consideration of A$0.87 (converted to United States dollars (“US$”) based on the exchange rate on June 24, 2024 of A$1.50 = US$1.00 (the “Australian Dollar Exchange Rate”)); (b) zero outstanding vested restricted stock units (“vested RSUs”) and that are entitled to receive a sum in cash, without interest, equal to US$0.58 (the “U.S. dollar merger consideration”); (c) 9,348,661 outstanding restricted stock units that are unvested (the “unvested RSUs”) that are entitled to a contingent right to receive a sum in cash, without interest, equal to the U.S. dollar merger consideration payable at the same time as the applicable unvested RSU would have vested pursuant to such unvested RSU’s terms; and (d) zero outstanding and unexercised vested options to purchase shares of Keypath common stock that are entitled to receive a sum in cash, without interest, equal to the U.S. dollar merger consideration minus the applicable exercise price (“vested in-the-money options”).

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 214,694,686 shares of Keypath common stock (including shares of Keypath common stock that are underlying Keypath CDIs) and the per share merger consideration of AUD$0.87 (converted to USD based on the Australian Dollar Exchange Rate); (b) the product of zero outstanding vested RSUs and the U.S. dollar merger consideration; (c) the product of 9,348,661 outstanding unvested RSUs and the U.S. dollar merger consideration; and (d) the product of zero outstanding vested in-the-money options and the U.S. dollar merger consideration.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in Note 2 above by .00014760.

(4)	Keypath Education International, Inc. previously paid $19,275.80 upon the filing of its Preliminary Proxy Statement on Schedule 14A on June 25, 2024 in connection with the transaction reported hereby.